Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333‑143245 and 333‑213117) of Nicholas Financial, Inc. of our report dated June 27, 2023, with respect to the consolidated financial statements of Nicholas Financial, Inc. and Subsidiaries, included in this Annual Report on Form 10‑K for the year ended March 31, 2023.

/s/ FORVIS, LLP

Atlanta, Georgia

June 27, 2023